Globe Life

3700 S. Stonebridge Drive
P.O. Box 8080
McKinney, TX 75070-8080

Brian Mitchell
Executive Vice President,
General Counsel and Chief Risk Officer
d: 972-569-4020
f: 972-569-3244
bmitchell@Globe.Life

TO: Globe Life Inc. Directors, Executive Officers and Chief Accounting Officer

FROM: Brian Mitchell

DATE: November 14, 2024

RE: Notice of Blackout Period for the Globe Life Inc. Savings and Investment Plan

Pursuant to Regulation BTR (Blackout Trading Restriction), promulgated by the Securities and Exchange Commission ("SEC"), and subject to certain exceptions, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 ("SOX") for any director or executive officer of an issuer of an equity security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. In the event of such a blackout period, pursuant to Rule 104 of Regulation BTR, the issuer is required to timely notify its directors and executive officers and the SEC of the blackout period. This letter constitutes a Rule 104 notice of a blackout period.

Effective as of December 16, 2024, the Globe Life Inc. Savings and Investment Plan (the "Plan") will change record keepers from Empower Retirement to Fidelity Investments ("Fidelity"). In connection with the foregoing change in record keeper, participants in the Plan will be unable to effect certain transactions with respect to their Plan accounts for a period of time (the "Blackout Period"). The Blackout Period will commence at 3:00 p.m. Central Time on December 6, 2024 and is scheduled to end during the week of December 29, 2024. During the week of December 29, 2024, you can determine whether the Blackout Period has ended, free of charge, by calling Fidelity at 800-835-5095.

During all or part of the Blackout Period, certain transactions in the Globe Life Inc. Stock Fund (a fund which invests in shares cf Globe Life Inc.'s common stock) will be suspended, and participants in the Plan will be unable to access their account balances and other information, transfer or diversify their investments in the Plan, or obtain a withdrawal, loan or distribution from the Plan.

Please note that, even though you may not participate in the Plan or invest in the Globe Life Inc. Stock Fund, you will be restricted, pursuant to Section 306(a)(1) of SOX, from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of Globe Life Inc. during the upcoming Blackout Period. In light of the foregoing, during the Blackout Period, you are required to refrain from engaging in any transaction involving Globe Life Inc.'s equity securities, even a transaction outside of the Plan and even if you are not a participant in the Plan, unless you have first obtained confirmation from me that the proposed transaction would satisfy one of the designated exceptions under Regulation BTR.

The rules are complex, and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Dana Sigler at 972-569-4075 (dssigler@globe.life), 3700 South Stonebridge Drive, McKinney, Texas, 75070, if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the Blackout Period.